EXHIBIT 99

SP Plus Corporation Announces Third Quarter and Year-to-Date 2017 Results

Reports strong net income, EPS and EBITDA growth in third quarter and first nine months; Maintains full-year outlook

CHICAGO, Nov. 01, 2017 (GLOBE NEWSWIRE) -- SP Plus Corporation (Nasdaq:SP), a leading national provider of parking, ground transportation and related products and services to commercial, institutional and municipal clients throughout North America, today announced its third quarter and nine-month 2017 results.

G Marc Baumann, President and Chief Executive Officer, stated, “I am very pleased with the strong results achieved in the third quarter despite some impact from the three named hurricanes that hit the Gulf Coast, South Florida and Puerto Rico.  Reported gross profit increased 5% and adjusted gross profit increased 2% in the third quarter, with much of the growth driven by continued favorable trends in our casualty and health insurance programs.  Third quarter results also reflect solid overall new business activity and strong results in our Airport Division.  Our Commercial Division continues to experience somewhat mixed performance across geographic and vertical markets.”

Mr. Baumann continued, “Consistent with our message over the last several quarters, we remain focused on executing key initiatives that will drive sustainable, long-term growth.  We’re already seeing the benefits of our vertical market strategy in the successful expansion of our hospitality portfolio.  And our commitment to risk management and safety programs continues to reduce our total cost of risk and benefit our bottom line.  Given our year-to-date performance, we are reaffirming our full-year guidance despite the impact related to the hurricanes that we experienced in the third quarter and their expected ongoing impact on the fourth quarter.”

Mr. Baumann concluded, “Finally, I am extremely proud of our employees, many of whom participated directly in hurricane recovery efforts in addition to donating personal funds, which the Company matched, to assist colleagues impacted by the hurricanes.  Our thoughts and prayers continue to be with the impacted communities.”

Financial Summary

In millions except per share	Three Months Ended September 30, 2017		Three Months Ended September 30, 2016
	Reported	Adjusted (1)	Reported	Adjusted (1)
Gross profit (2)	$45.9	$45.8	$43.9	$44.7
General and administrative expenses (2)	$19.6	$19.5	$20.3	$19.3
Net income attributable to SP Plus (2)	$11.2	$11.2	$7.0	$8.3
Earnings per share (EPS) (2)	$0.50	$0.50	$0.31	$0.37
EBITDA (1),(2)	$25.6	$25.5	$22.9	$24.7
Net cash (used in) provided by operating activities	$(6.0)	NA	$9.3	NA
Free cash flow (1)	$(5.8)	NA (3)	$4.8	NA (3)

In millions except per share	Nine Months Ended September 30, 2017		Nine Months Ended September 30, 2016
	Reported	Adjusted (1)	Reported	Adjusted (1)
Gross profit (2)	$143.9	$135.5	$129.3	$129.9
General and administrative expenses (2)	$63.3	$62.1	$67.0	$63.6
Net income attributable to SP Plus (2)	$33.4	$29.3	$13.5	$18.2
Earnings per share (EPS) (2)	$1.48	$1.30	$0.60	$0.81
EBITDA (1),(2)	$78.1	$70.7	$60.1	$64.1
Net cash provided by operating activities	$21.4	NA	$30.6	NA
Free cash flow (1)	$17.1	NA(3)	$18.0	NA(3)

(1) Refer to accompanying financial tables for a reconciliation of all non-GAAP financial measures to U.S. GAAP.

(2) Adjusted gross profit, adjusted general and administrative expenses, adjusted net income attributable to SP Plus, adjusted earnings per share (“adjusted EPS"), and adjusted earnings before interest, income taxes, depreciation and amortization (“adjusted EBITDA") are all non-GAAP financial measures that exclude, among other things, (a) restructuring, merger and integration costs, (b) non-routine asset sales or dispositions, including the earnings from a joint venture transaction, (c) non-routine settlements, (d) ongoing costs related to non-routine structural and other repairs at legacy Central Parking lease locations, (e) our equity method earnings (losses) in Parkmobile, and (f) the financial results of sold businesses impacting the relevant periods.  Please refer to the accompanying financial tables for a reconciliation of these adjusted items to U.S. GAAP.

(3) The Company no longer presents adjusted free cash flow.

Third Quarter Operating Results

Reported gross profit in the third quarter of 2017 was $45.9 million, compared to $43.9 million in the same quarter of 2016, an increase of $2.0 million or 5%.  Third quarter adjusted gross profit was $45.8 million, an increase of $1.1 million, or 2%, as compared to the third quarter of 2016.  A more favorable reduction in prior-year casualty loss reserve estimates and lower healthcare claim costs were partially offset by an estimated $0.7 million impact related to the hurricanes.

Reported general and administrative (“G&A”) expenses for the third quarter of 2017 were $19.6 million as compared to $20.3 million in the third quarter of 2016, a decrease of $0.7 million or 3%.  Adjusted G&A expenses for the third quarter of 2017 were $19.5 million, an increase of $0.2 million, or 1%, from the third quarter of last year.  The year-over-year increase was due primarily to certain G&A investments to support initiatives, partially offset by a lower expense for performance-based compensation in the third quarter of 2017 as well as the benefit from past cost-reduction initiatives.

Reported net income attributable to SP Plus was $11.2 million in the third quarter of 2017 as compared to $7.0 million in the same period of 2016.  EBITDA was $25.6 million for the third quarter of 2017, compared to $22.9 million for the same period of 2016.  Adjusted EBITDA increased by 3% to $25.5 million for the third quarter of 2017, compared to $24.7 million on the same basis for the third quarter of 2016.

Reported earnings per share for the third quarter of 2017 was $0.50, as compared to $0.31 for the same period of 2016.  Adjusted earnings per share was also $0.50 for the third quarter of 2017, an increase of 35% compared to adjusted earnings per share of $0.37 for the third quarter of 2016.  In addition to EBITDA growth, a significant decrease in depreciation and amortization expense, partially due to certain merger-related intangible assets that have been fully amortized, a lower effective tax rate and lower interest expense all benefitted the year-over-year net income and earnings per share comparison.

Year-to-Date Operating Results

Reported gross profit for the first nine months of 2017 was $143.9 million, compared to $129.3 million in the same period of 2016, an increase of $14.6 million or 11%.  Of that increase, $8.5 million was related to earnings from the Company’s proportionate share of a second quarter 2017 joint venture (equity method investee) transaction.  The earnings realized from the joint venture transaction have been excluded from adjusted results.  On an adjusted basis, nine-month adjusted gross profit was $135.5 million, an increase of $5.6 million, or 4%, as compared to the same period of 2016.  The Company experienced significantly lower healthcare claim costs and a more favorable reduction in prior-year casualty claims reserve estimates in the first nine months of this year relative to the same period last year, which was the primary driver of the year-over-year increase in adjusted gross profit.  Airport Division performance and new business activity also contributed to year-over-year gross profit growth.

Reported general and administrative (“G&A”) expenses for the first nine months of 2017 were $63.3 million as compared to $67.0 million in the same period of last year, representing a decrease of $3.7 million or 6%.  Adjusted G&A expenses for the first nine months of 2017 were $62.1 million, a decrease of $1.5 million, or 2%, from the same period of 2016, which continues to be driven primarily by past cost-reduction measures, net of investments in new initiatives.

Reported net income attributable to SP Plus was $33.4 million for the first nine months of 2017, compared to $13.5 million in the same period of 2016.  EBITDA was $78.1 million for the first nine months of 2017, compared to $60.1 million for the same period of 2016.  Adjusted EBITDA increased by 10%, or $6.6 million, to $70.7 million for the first nine months of 2017, compared to $64.1 million for the same period of 2016.  Reported net income and EBITDA for the first nine months of 2017 both benefitted from the Company’s earnings realized from a joint venture transaction of $8.5 million pre-tax, or $5.0 million after tax, which have been excluded from adjusted results.

Reported earnings per share for the first nine months of 2017 was $1.48, as compared to $0.60 for the same period of 2016.  Earnings realized from the Company’s proportionate share of a joint venture transaction contributed $0.22 per share to the year-over-year increase in reported earnings per share.  Adjusted earnings per share was $1.30 for the first nine months of 2017, an increase of 60% compared to adjusted earnings per share of $0.81 for the same period of 2016.  In addition to growth in adjusted EBITDA, significantly lower depreciation and amortization expense, primarily due to certain merger-related intangible assets that have been fully amortized, a lower effective tax rate and lower interest expense also contributed to the year-over-year increase in adjusted earnings per share.

Net cash provided by operating activities for the first nine months of 2017 was $21.4 million, a decrease of $9.2 million from the same period of 2016.  Free cash flow of $17.1 million was generated during the first nine months of 2017, as compared to $18.0 million generated during the same period last year.  A temporary unfavorable swing in working capital and higher cash taxes, partially offset by lower capital expenditures, resulted in the year-over-year decrease in free cash flow.  Working capital is expected to return to a more normalized position by the end of the year.

Recent Developments

Recent wins for SP+ Hospitality include:

  The Marriott Marquis Chicago, a new hotel near McCormick Place, the largest convention center in North America, and the newly constructed Wintrust Arena event venue.  The hotel contains over 1,200 guest rooms, three dining options, and 93,000 square-feet of event and meeting space.  SP+ will provide valet parking services.

  In New York, the Company recently was awarded parking management contracts at two Ritz Carlton properties.  In addition, the Company expanded its relationship with Hersha Hospitality, an industry-leading hotel management, investment and development firm, with the award of parking management contracts at five hotel properties in Manhattan.

In other vertical markets:

  SP+ Parking was awarded a contract to manage Marymount University's new Ballston Center garage. Ballston Center houses Marymount's School of Business Administration as well as select programs of the School of Education & Human Services, and the office of Graduate Enrollment Services.  With the addition of Marymount University, SP+ now provides parking management services to the two largest institutions of higher education in Northern Virginia.

  The Greater Rockford Airport Authority awarded SP+ Airport Services a multi-year parking management contract at Chicago Rockford International Airport.  SP+ will make improvements to the parking facilities, including the installation of a new revenue control system, exit plaza and other improvements, as the airport implements paid parking later this year.

  The Company expanded its relationship with Hines, a global real estate investment, development and management firm, with the award of parking management contracts at two of Hines’ newly acquired commercial properties in Sacramento.

The Company recently terminated four long-term municipal locations in Nashville that were closed for redevelopment.

2017 Outlook

The Company reaffirms its full-year outlook on all previously provided measures, except that reported EPS and EBITDA (on an unadjusted basis) will be favorably impacted by the $8.5 million pre-tax earnings ($0.22 per share, after tax) from the Company’s proportionate share of a joint venture transaction.

Conference Call

The Company's quarterly earnings conference call will be held at 10:00 a.m. (Central Time) on November 2, 2017, and will be available live and in replay to all analysts and investors through a webcast service. To listen to the live call, individuals are directed to the Company's Investor Relations page at http://ir.spplus.com at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the SP Plus website and can be accessed for 30 days after the call.

About SP+

SP+ provides professional parking management, ground transportation, facility maintenance, security, and event logistics services to property owners and managers in all markets of the real estate industry. The Company has more than 22,000 employees and operates approximately 3,600 facilities with 2.0 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 70 airports. SP+ is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. The Company's ground transportation group transports approximately 42 million passengers each year; its facility maintenance group operates in dozens of U.S. cities; and it provides a wide range of event logistics services. For more information, visit www.spplus.com.

You should not construe the information on that website to be a part of this release. SP Plus Corporation’s annual reports filed on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

Cautionary Note Regarding Forward-Looking Statements

This release and the attached tables contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the statement by Mr. Baumann regarding full-year guidance, the statements under the caption "2017 Outlook," and other statements regarding expectations, beliefs, plans, intentions and strategies of the Company. The Company has tried to identify these statements by using words such as "expect," "anticipate," "believe," "could," "should," "estimate," "intend," "may," "plan," "guidance," "will," “are to be” and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to operations and the business environment, all of which are difficult to predict and many of which are beyond management's control. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: intense competition; changing consumer preferences that may lead to a decline in parking demand; difficulty obtaining insurance coverage or obtaining insurance coverage at competitive rates; risk that insurance reserves are inadequate because losses are worse than expected; risks associated with management contracts and leases; deterioration of general economic and business conditions or changes in demographic trends; information technology disruption, cyber attacks, cyber terrorism and security breaches; adverse litigation judgments or settlements; breach of credit facility terms may restrict borrowing, require penalty payments or accelerate payment of the Company’s substantial indebtedness; the impact of public and private regulations; financial difficulties or bankruptcy of major clients; failure of risk management and safety programs to reduce the cost of risk; labor disputes; failure to attract and retain senior management and other qualified personnel; negative or unexpected tax events; risks associated with joint ventures; weather conditions, natural disasters, and military or terrorist attacks, which may lead to emergency safety measures; adverse weather conditions that lead to fluctuating financial results; risks related to any acquisitions undertaken by the Company; goodwill impairment charges or impairment of long-lived assets; the risk that state and municipal government clients sell or enter into long-term leases of parking-related assets to the Company’s competitors or clients; availability of adequate capital to grow the Company’s business; the Company's ability to obtain performance bonds on acceptable terms; the impact of Federal health care reform; losses not covered by insurance; the Company’s ability to preserve long-term client relationships; and actions of activist investors.

For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Reimbursed Management Contract Revenue and Reimbursed Management Contract Expense Correction

During the third quarter 2017, the Company corrected reimbursed management contract revenue and reimbursed management contract expense for the applicable periods presented, whereby the Company had been overstating reimbursed management contract revenue and reimbursed management contract expense included within the Condensed Consolidated Statements of Income in equal and off-setting amounts.  As a result, with respect to income statements attached to this release, the Company has made corrections which have resulted in the following: (i) a reduction of reimbursed management contract revenue of $11.9 million and $35.2 million and a reduction of reimbursed management contract expense by $11.9 million and $35.2 million for the three and nine months ended September 30, 2016, respectively, and (ii) a reduction of reimbursed management contract revenue of $24.4 million and a reduction reimbursed management contract expense of $24.4 million for the nine months ended September 30, 2017, which represents the correction of the overstatement previously reported for the six-month period ended June 30, 2017. The correction had no impact on the Condensed Consolidated Balance Sheets, Statements of Income, Comprehensive Income or Cash Flows, except as described above with respect to the Income Statements, and had no impact on any of the reported or non-GAAP financial information presented above in the text of this release.  Management has evaluated the effects of the previous misstatements, both qualitatively and quantitatively, and concluded that these corrections were immaterial to any current or prior interim or annual periods that were affected.

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements presented in accordance with U.S. GAAP, the Company considers certain financial measures that are not prepared in accordance with U.S. GAAP, including gross profit plus costs incurred related to non-routine structural and other repairs at legacy Central Parking leases and less gross profit impact related to asset sales or dispositions (also referred to as adjusted gross profit); general and administrative expenses less restructuring, merger and integration related costs, costs related to asset sales or dispositions, non-routine settlements, and costs incurred related to contemplated transactions (also referred to as adjusted G&A); net income and net income per share attributable to SP Plus plus costs incurred related to non-routine structural and other repairs at legacy Central Parking leases, restructuring, merger and integration related costs, net income impact related to asset sales or dispositions, non-routine settlements, and costs incurred related to contemplated transactions, with all adjustments tax affected at a statutory tax rate of 41%, and eliminating non-routine tax adjustments (also referred to as adjusted net income attributable to SP Plus and adjusted EPS); EBITDA and EBITDA plus costs incurred related to non-routine structural and other repairs at legacy Central Parking leases, restructuring, merger and integration related costs, non-routine settlements, costs incurred related to contemplated transactions, and subtracting the EBITDA impact related to asset sales or dispositions (also referred to as adjusted EBITDA); and free cash flow.

The Company uses these non-GAAP financial measures, in addition to U.S. GAAP financial measures, to evaluate its operating and financial performance and to compare such performance to that of prior periods and to the performance of its competitors. Additionally, the Company uses these non-GAAP financial measures in making operational and financial decisions and in the Company’s budgeting and planning process. The Company believes that providing these non-GAAP financial measures to investors helps investors evaluate the Company’s operating performance, profitability and business trends in a way that is consistent with how management evaluates such performance and consistent with guidance previously provided by the Company. Adjusted gross profit, adjusted G&A, adjusted net income attributable to SP Plus, adjusted EPS, EBITDA and adjusted EBITDA, and free cash flow should not be considered in isolation of, or as alternatives to, or more meaningful indicators of the Company's operating performance or liquidity than, gross profit, G&A, net income, EPS, or net cash provided by operating activities, as determined in accordance with U.S. GAAP. In addition, the Company's calculation of such non-GAAP measures may not be comparable to similarly titled measures presented by other companies.

The Company defines EBITDA, a non-GAAP financial measure, as U.S GAAP net income attributable to the Company before (i) interest expense net of interest income, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) gain on sale of a business or contribution of a business to an unconsolidated entity, and (v) equity in the gains or losses from investment in an unconsolidated entity.  Adjusted EBITDA further adjusts EBITDA by adding costs incurred related to non-routine items including, but not limited to, structural and other repairs at legacy Central Parking leases, restructuring, merger and integration related costs, non-routine settlements, and costs incurred related to contemplated transactions, and subtracting gross profit and G&A impacts related to asset sales or dispositions.

The Company defines free cash flow as net cash from operating activities, less cash used for investing activities (exclusive of acquisitions and net proceeds from the sale of businesses), less distribution to noncontrolling interest, plus the effect of exchange rate changes on cash and cash equivalents. The Company believes that the presentation of free cash flow provides useful information regarding its recurring cash provided by operating activities after certain expenditures. It also demonstrates the Company's ability to execute its financial strategy. The Company's presentation of free cash flow has material limitations. The Company's free cash flow does not represent its cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which the Company has committed, such as debt service requirements. The Company's definition of free cash flow may not be comparable to similarly titled measures presented by other companies.

For reconciliations of these non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures, see the accompanying tables to this release.

SP Plus Corporation
Condensed Consolidated Balance Sheets
(millions, except for share and per share data)	September 30, 2017	December 31, 2016
	(unaudited)
Assets
Cash and cash equivalents	$23.4	$22.2
Notes and accounts receivable, net	124.9	120.7
Prepaid expenses and other	10.2	13.7
Total current assets	158.5	156.6
Leasehold improvements, equipment and construction in progress, net	26.5	30.9
Other assets
Advances and deposits	4.2	4.3
Other intangible assets, net	55.4	61.3
Favorable acquired lease contracts, net	24.4	30.0
Equity investments in unconsolidated entities	18.7	18.5
Other assets, net	17.7	16.3
Deferred taxes	19.3	17.9
Cost of contracts, net	9.5	11.4
Goodwill	431.7	431.4
Total other assets	580.9	591.1
Total assets	$765.9	$778.6
Liabilities and stockholders’ equity
Accounts payable	$95.9	$109.9
Accrued rent	23.6	21.7
Compensation and payroll withholdings	21.5	25.7
Property, payroll and other taxes	9.1	7.6
Accrued insurance	19.3	18.1
Accrued expenses	20.7	25.5
Current portion of obligations under Restated Credit Facility and other long-term borrowings	20.4	20.4
Total current liabilities	210.5	228.9
Long-term borrowings, excluding current portion
Obligations under Restated Credit Facility	153.0	174.5
Other long-term borrowings	—	0.2
	153.0	174.7
Unfavorable acquired lease contracts, net	33.5	40.2
Other long-term liabilities	63.4	66.4
Total noncurrent liabilities	249.9	281.3
Stockholders’ equity
Preferred Stock, par value $0.01 per share; 5,000,000 shares authorized as of September 30, 2017 and December 31, 2016; no shares issued	—	—
Common stock, par value $0.001 per share; 50,000,000 shares authorized as of September 30, 2017 and December 31, 2016; 22,509,468 and 22,328,578 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively.	—	—
Treasury Stock, at cost; 305,183 shares at September 30, 2017 and December 31, 2016	(7.5)	(7.5)
Additional paid-in capital	254.7	251.2
Accumulated other comprehensive loss	(1.2)	(1.4)
Retained earnings	59.1	25.9
Total SP Plus Corporation stockholders’ equity	305.1	268.2
Noncontrolling interest	0.4	0.2
Total stockholders’ equity	305.5	268.4
Total liabilities and stockholders’ equity	$765.9	$778.6

SP Plus Corporation
Condensed Consolidated Statements of Income
	Three Months Ended		Nine Months Ended
(millions, except for share and per share data) (unaudited)	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Parking services revenue
Lease contracts	$140.9	$136.1	$422.6	$410.3
Management contracts	86.7	84.1	262.8	262.0
	227.6	220.2	685.4	672.3
Reimbursed management contract revenue	165.1	177.0	512.7	501.8
Total parking services revenue	392.7	397.2	1,198.1	1,174.1
Cost of parking services
Lease contracts	131.0	125.8	387.0	380.4
Management contracts	50.7	50.5	154.5	162.6
	181.7	176.3	541.5	543.0
Reimbursed management contract expense	165.1	177.0	512.7	501.8
Total cost of parking services	346.8	353.3	1,054.2	1,044.8
Gross profit
Lease contracts	9.9	10.3	35.6	29.9
Management contracts	36.0	33.6	108.3	99.4
Total gross profit	45.9	43.9	143.9	129.3
General and administrative expenses	19.6	20.3	63.3	67.0
Depreciation and amortization	4.9	7.8	16.3	26.8
Operating income	21.4	15.8	64.3	35.5
Other expenses (income)
Interest expense	2.2	2.7	7.1	8.1
Interest income	(0.2)	(0.1)	(0.5)	(0.4)
Gain on sale of business	—	—	(0.1)	—
Equity in losses from investment in unconsolidated entity	0.1	0.4	0.5	1.2
Total other expenses (income)	2.1	3.0	7.0	8.9
Earnings before income taxes	19.3	12.8	57.3	26.6
Income tax expense	7.3	5.1	21.3	10.9
Net income	12.0	7.7	36.0	15.7
Less: Net income attributable to noncontrolling interest	0.8	0.7	2.6	2.2
Net income attributable to SP Plus Corporation	$11.2	$7.0	$33.4	$13.5
Common stock data
Net income per common share
Basic	$0.51	$0.31	$1.51	$0.60
Diluted	$0.50	$0.31	$1.48	$0.60
Weighted average shares outstanding
Basic	22,203,023	22,208,139	22,186,556	22,293,776
Diluted	22,523,036	22,497,111	22,501,378	22,571,933

SP Plus Corporation
Condensed Consolidated Statements of Cash Flows
	Nine Months Ended
(millions) (unaudited)	September 30, 2017	September 30, 2016
Operating activities
Net income	$36.0	$15.7
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	16.9	27.0
Net accretion of acquired lease contracts	(1.2)	(1.4)
Loss (gain) on sale of equipment	0.1	(0.2)
Net equity in (earnings) losses of unconsolidated entities (net of distributions)	(8.6)	0.6
Gain on sale of business	(0.1)	—
Amortization of debt issuance costs	0.6	0.6
Amortization of original discount on borrowings	0.4	0.4
Non-cash stock-based compensation	3.2	2.8
Provisions for losses on accounts receivable	0.2	0.1
Deferred income taxes	(1.5)	2.3
Changes in operating assets and liabilities
Notes and accounts receivable	(4.6)	(15.6)
Prepaid assets	3.5	1.5
Other assets	(1.9)	(5.6)
Accounts payable	(14.1)	2.0
Accrued liabilities	(7.5)	0.4
Net cash provided by operating activities	21.4	30.6
Investing activities
Purchase of leasehold improvements and equipment	(4.9)	(10.8)
Proceeds from sale of equipment and contract terminations	0.9	2.9
Proceeds from equity method investee's sale of assets	8.4	—
Proceeds from sale of business	0.6	—
Cost of contracts purchased	(0.6)	(2.0)
Net cash provided by (used in) investing activities	4.4	(9.9)
Financing activities
Payments on senior credit facility revolver (Restated Credit Facility)	(308.7)	(302.2)
Proceeds from senior credit facility revolver (Restated Credit Facility)	301.5	301.7
Payments on term loan (Restated Credit Facility)	(15.0)	(11.2)
Payments on other long-term borrowings	(0.2)	(0.2)
Distribution to noncontrolling interest	(2.4)	(2.6)
Payments of debt issuance costs and original discount on borrowings	(0.1)	(0.1)
Repurchase of common stock	—	(5.4)
Net cash used in financing activities	(24.9)	(20.0)
Effect of exchange rate changes on cash and cash equivalents	0.3	(0.1)
Increase in cash and cash equivalents	1.2	0.6
Cash and cash equivalents at beginning of period	22.2	18.7
Cash and cash equivalents at end of period	$23.4	$19.3
Supplemental disclosures
Cash paid during the period for
Interest	$6.2	$6.9
Income taxes, net	$21.4	$11.8

SP Plus Corporation
Supplemental Financial Information - Reconciliation of Adjusted Gross Profit, Adjusted G&A, Adjusted Net Income, and Adjusted Net Income Per Share
(millions, except for share and per share data) (unaudited)
	Three months ended		Nine months ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Gross profit
Gross profit, as reported	$45.9	$43.9	$143.9	$129.3
Add: Non-routine structural repairs and other	-	0.5	0.1	0.8
Add (subtract): Gross profit related to asset sales or dispositions, including earnings from an equity method investee transaction	(0.2)	0.4	(8.6)	(0.2)
Other, rounding	0.1	(0.1)	0.1	-
Adjusted gross profit	$45.8	$44.7	$135.5	$129.9

General and administrative expenses
General and administrative expenses, as reported	$19.6	$20.3	$63.3	$67.0
Subtract: Restructuring, merger and integration costs and non-routine settlements	-	(1.0)	(1.2)	(3.4)
Other, rounding	(0.1)	-	-	-
Adjusted G&A	$19.5	$19.3	$62.1	$63.6

Net income attributable to SP Plus
Net income attributable to SP Plus, as reported	$11.2	$7.0	$33.4	$13.5
Add: Non-routine structural and other repairs	-	0.5	0.1	0.8
Add: Restructuring, merger and integration costs and non-routine settlements	-	1.0	1.2	5.8
Add (subtract): Gross profit related to asset sales or dispositions, including earnings from an equity method investee transaction	(0.2)	0.4	(8.6)	(0.2)
Add (subtract): (Gain)/loss on sale of business	-	-	(0.1)	-
Add: Equity in losses (income) from investment in unconsolidated entity	0.1	0.4	0.5	1.2
Net tax effect of adjustments	-	(0.9)	2.8	(3.1)
Add (subtract): Non-routine income tax	-	-	-	0.2
Other, rounding	0.1	(0.1)	-	-
Adjusted net income attributable to SP Plus	$11.2	$8.3	$29.3	$18.2

Net income per share, as reported
Basic	$0.51	$0.31	$1.51	$0.60
Diluted	$0.50	$0.31	$1.48	$0.60

Adjusted net income per share
Basic	$0.51	$0.37	$1.32	$0.82
Diluted	$0.50	$0.37	$1.30	$0.81

Weighted average shares outstanding
Basic	22,203,023	22,208,139	22,186,556	22,293,776
Diluted	22,523,036	22,497,111	22,501,378	22,571,933

SP Plus Corporation
Supplemental Financial Information - Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(millions) (unaudited)

	Three months ended		Nine months ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net income attributable to SP Plus, as reported	$11.2	$7.0	$33.4	$13.5
Add (subtract):
Income tax expense	7.3	5.1	21.3	10.9
Interest expense, net	2.0	2.6	6.6	7.7
Equity in losses from investment in unconsolidated entity	0.1	0.4	0.5	1.2
Depreciation and amortization expense	4.9	7.8	16.3	26.8
Other, rounding	0.1	-	-	-
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$25.6	$22.9	$78.1	$60.1

Add: Non-routine structural and other repairs	-	0.5	0.1	0.8
Add: Restructuring, merger and integration costs and non-routine settlements	-	1.0	1.2	3.4
Add (subtract): EBITDA related to asset sales or dispositions, including earnings from an equity method investee transaction	(0.2)	0.4	(8.6)	(0.2)
Add (subtract): (Gain)/loss on sale of business	-	-	(0.1)	-
Other, rounding	0.1	(0.1)	-	-
Adjusted EBITDA	$25.5	$24.7	$70.7	$64.1

SP Plus Corporation
Free Cash Flow
(millions) (unaudited)

	Three months ended		Nine months ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Operating income	$21.4	$15.8	$64.3	$35.5
Depreciation and amortization	4.9	7.8	16.3	26.8
Net accretion of acquired lease contracts	(0.7)	(0.4)	(1.2)	(1.4)
Non-cash stock-based compensation	1.2	0.7	3.2	2.8
Income tax paid, net	(12.5)	(7.6)	(21.4)	(11.8)
Income attributable to noncontrolling interest	(0.8)	(0.7)	(2.6)	(2.2)
Change in operating assets and liabilities	(16.0)	(4.8)	(30.7)	(14.9)
Purchase of leaseholds, equipment and cost of contracts and contingent purchase payments, net	(1.4)	(3.8)	(4.6)	(9.9)
Cash interest paid	(1.9)	(2.2)	(6.2)	(6.9)
Free cash flow (1)	$(5.8)	$4.8	$17.1	$18.0

(1) Reconciliation of Free Cash Flow to Consolidated Statements of Cash Flow
	Three months ended		Nine months ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net cash provided by (used in) operating activities	$(6.0)	$9.3	$21.4	$30.6
Net cash provided by (used in) investing activities	(1.4)	(3.8)	4.4	(9.9)
less: Proceeds from sale of business, net (a)	2.3	-	(6.7)	-
Distribution to noncontrolling interest	(1.0)	(0.6)	(2.4)	(2.6)
Effect of exchange rate changes on cash and cash equivalents	0.2	(0.1)	0.3	(0.1)
Other, rounding	0.1	-	0.1	-
Free cash flow	$(5.8)	$4.8	$17.1	$18.0

(a) Proceeds from sale of business includes proceeds from equity method investee's sale of assets, net of cash income taxes paid

SP Plus Corporation
Location Count

	September 30, 2017	December 31, 2016	September 30, 2016
Leased facilities	683	688	696
Managed facilities	2,964	2,966	2,993
Total facilities (1)	3,647	3,654	3,689

(1) December 31, 2016 and September 30, 2016 facilities are adjusted for Click and Park locations due to the termination of the transition services agreement

Contacts:
Vance Johnston
(312) 521-8409
vjohnston@spplus.com

ICR/Rachel Schacter
(646) 277-1243
rachel.schacter@icrinc.com